August 30, 1995





Lincoln National Corporation
200 East Berry Street
Fort Wayne, Indiana  46802

Gentlemen:

          In connection with the registration of certain shares of Common Stock of Lincoln National Corporation (the "Company") pursuant to the Lincoln National Corporation 1986 Stock Option Incentive Plan (the "Plan"), as described in a Registration Statement on Form S-3 to be filed by the Company on or about August 31, 1995 (the "Registration Statement"), we have been asked to render our opinion to you with respect to certain income tax consequences, under the Internal Revenue Code of 1986, as amended (the "Code"), of various transactions contemplated by the Plan.

          We have examined the provisions of the Plan and made such other investigations and inquiries as we deem necessary in order to enable us to render this opinion. Assuming that the transactions contemplated by the Plan are carried out in conformity with the terms of the Plan, it is our opinion that the tax consequences of each transaction will be as described in the relevant section below.

THE PLAN

          The Plan was most recently amended by the Company's Board of Directors and approved by the Company's shareholders in 1994. The Plan is administered by a committee (the "Committee") of no fewer than three directors who are generally members of the Compensation Committee of the Board and who are "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the "Act"). The Committee, in its sole discretion, determines the timing of any award and the type and amount of the award to be granted to any participant from among the various forms available under the
Plan: incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock awards, incentive awards, performance awards, and dividend equivalent rights. The Plan further specifies the maximum aggregate number of shares of Company Common Stock for which stock options or awards may be granted, the earliest permissible exercise date, the maximum exercise period of stock options and stock appreciation rights, and other terms and conditions regarding the exercise of options or enjoyment of rights under the Plan.

TAX TREATMENT OF AWARDS UNDER THE PLAN

Incentive Stock Options

          Under Code Section 421, special tax treatment is available for incentive stock options, within the meaning of Code Section 422(b), provided certain holding and exercise timing requirements are met <F1>. Consistent with Code Section 422(b), only those options that are designated by the Committee as incentive stock options and that meet certain requirements will be treated as such. Specifically, an option will be treated as an incentive stock option only if, consistent with Code Section 422(b), it:

          (1) is granted pursuant to a plan that specifies the aggregate number of shares that may be issued pursuant to options and the employees (or class(es) of employees) who are eligible to receive options, and that is approved by shareholders of the corporation granting the options within 12 months of the date on which the plan is adopted;

          (2) is granted within ten years of the earlier of the date on which the plan was adopted or the date on which the plan was approved by shareholders;

          (3) is not, by its terms, exercisable after the expiration of ten years from the date of grant;

          (4) is exercisable for a price not less than the fair market of the underlying stock on the date of grant;

          (5) is not transferable by the grantee other than by will or by the laws of descent and distribution, and is exercisable during the grantee's lifetime only by the grantee; and

          (6) is granted to an individual who, at the time of grant, does not own stock possessing more than ten percent of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

          The Plan includes provisions designed to comply with the above requirements of Code Section 422(b). Consequently, the options granted to employees as incentive stock options in accordance with the terms of the Plan satisfy the requirements of Code Section 422(b), and the employees who receive these options will be taxed in accordance with the rules of Code Section 421. Thus, under Code Section 421, the granting of an incentive stock option will not result in taxable income to the participant at the time of grant. Code
Section 83(e); see, Commissioner v. LoBue, 351 U.S. 243 (1956). The exercise of the incentive stock option also will ordinarily have no federal income tax consequences to the participant, provided that the incentive stock option is exercised during a particular time period. Specifically, the incentive stock option must be exercised: (1) while the participant is employed by the Company or a subsidiary; (2) within three months after the participant ceases to be an employee of the Company or a subsidiary; (3) after the participant's death, where the participant was an employee of the Company within three months before his death; or (4) within one year after the participant ceases to be an employee of the Company or a subsidiary, if the participant's employment is terminated because of permanent and total disability (within the meaning of Code Section 22(e)(3)). Code Sections 421(a)(1), 422(a)(2), 422(b)(5),
422(c)(6); Treas. Reg. Section 1.421-8(c)(1). If an incentive stock option is not exercised during one of these periods, it will be treated for tax purposes as a nonqualified stock option (the tax treatment of which is described below).

          If the shares acquired pursuant to the timely exercise of an incentive stock option are held for at least one year after they are acquired and two years after the date on which the incentive stock option was granted to the participant (the "required period"), and if the shares constitute a capital asset in the hands of the participant, then any gain on disposition of the shares will be taxable as long-term capital gain and no corresponding deduction will be allowed to the Company. See, Code Sections 421(a), 1001, 1221, 1222.

          If the shares acquired pursuant to a timely exercise of an incentive stock option are disposed of before the expiration of the required period (in what is referred to as a "disqualifying disposition"), then the nonrecognition treatment of Code Section 421(a) does not apply. Code
Section 421(a)(1). <F2>  Instead, pursuant to the provisions of Code
Section 83, any gain realized on the disposition, up to the difference between the participant's basis (as defined below) in the shares and the fair market value of the shares at the date of exercise will be taxable as ordinary income. In addition, the Company will be allowed a contemporaneous deduction in the amount of such income. The Company will only be allowed such a deduction, however, if (1) the Company reports the income to the participant on Form W-2 or W-2c (as applicable) and files it with the Internal Revenue Service on or before the date on which the employer files its tax return claiming the deduction relating to the disqualifying disposition, or (2) the Company can demonstrate that the employee actually included the amount in income. Treas. Reg. Section 1.83-6.

          To the extent that the shares acquired in connection with the disqualifying disposition constitute a capital asset in the hands of a participant, any additional gain realized will generally be taxable to the participant as long or short-term capital gain depending on the period for which the shares were deemed to have been held. Code Sections 1001, 1221, 1222. If the shares are disposed of at a loss, the loss generally will be long or short-term capital loss depending on the holding period. Code Sections 1001, 1221, 1222. A discussion of holding periods and the federal income tax treatment of a long-term capital gain is addressed under "Capital Gains Treatment," infra.

          A participant's basis in shares of Common Stock acquired pursuant to the exercise of an incentive stock option will equal the sum of any cash paid for such shares plus the basis of any shares surrendered, as determined immediately before the surrender, plus any income recognized on the disposition of the surrendered shares. If a participant uses shares of the Company's Common Stock to exercise his incentive stock option and such shares either were not acquired by the prior exercise of an incentive stock option or were so acquired, but were held by him for the required period, we believe, although we cannot opine, that, under Code Sections 1031(d) and 1036, the participant will recognize no gain in connection with the transaction and that the basis of the shares that the participant surrenders carries over to the same number of shares received upon the exercise of the option; the participant's basis in any remaining shares so acquired will be equal to the exercise price of the option <F3> We also believe, although we cannot opine, that, under Code Sections 1031(d), 1036 and 1223, the participant's holding period in such same number of shares will include the participant's holding period in the shares surrendered. Cf., Weir v. Commissioner, 10 T.C. 996
(1948), aff'd per curiam, 173 F.2d 222, (3d Cir. 1949).

          If (1) a participant uses shares of the Company's Common Stock to exercise his incentive stock option, (2) such shares were acquired upon a prior exercise of an incentive stock option or another type of statutory option, and (3) such shares were not held for the required period, the participant is not able to avoid recognition of gain on the transaction because Code Section 424(c)(3) provides that Code Section 1036 does not apply in these circumstances. Accordingly, the participant's basis in the shares acquired upon exercise of his incentive stock option will equal the sum of the basis of shares surrendered, as determined immediately before the surrender, plus any income recognized on the disposition of the surrendered shares by reason of Code Section 421(b).

          The amount by which the fair market value, determined at the time of exercise, of a share of Company Common Stock acquired pursuant to the exercise of an incentive stock option exceeds the option price shall, along with other specified items, constitute an adjustment for the purpose of determining the participant's alternative minimum taxable income. Code
Section 56(b)(3). Such adjustments are potentially subject to alternative minimum tax, at a rate of 26 percent or 28 percent, as determined by a formula involving special deductions, additions and exemptions. See, e.g., Code
Section 55. As a result, the exercise of an incentive stock option may subject a participant to an alternative minimum tax depending on that participant's particular circumstances. For purposes of computing alternative minimum taxable income realized on a subsequent disposition of shares acquired pursuant to the exercise of an incentive stock option, the participant's basis in the stock so acquired shall be increased by the amount that alternative minimum taxable income was increased due to the earlier exercise of the stock option. Code Section 56(b)(3).

Nonqualified Stock Options

          The grant of a nonqualified stock option under the Plan is a transfer of property within the meaning of Code Section 83. Nevertheless, the grant of a nonqualified stock option will not result in taxable income to the participant at the time of grant, because a nonqualified stock option granted under the Plan is of a type not actively traded on an established market, is not transferable by the participant, and has no readily ascertainable fair market value. Code Section 83(e); Treas. Reg. Section 1.83-7. Upon exercise of a nonqualified stock option, however, the participant will be subject to tax. Treas. Reg. Section 1.83-7. Specifically, at the time of exercise, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of exercise over the option price of the shares. Code Section 83(a).

          When the participant recognizes taxable income as a result of the exercise of a nonqualified stock option, the Company will generally be entitled to claim a deduction in the amount of the participant's income inclusion. Code Section 83(h). The Company will be able to claim such a deduction, however, only if the participant includes the related income in his or her taxable income. Id. The participant will be deemed to have included the amount in income if the Company properly completes Form W-2 or 1099 (as applicable) and timely files the form with both the participant and the Internal Revenue Service. If the applicable form is not timely filed, the Company will be entitled to a deduction only if it can demonstrate that the participant actually included the amount in income. Treas. Reg.
Section 1.83-6.

          If a participant exercises his nonqualified stock option using cash, the basis of the shares he acquires will equal the option price plus the amount included in his income upon exercise. Treas. Reg.
Sections 1.61-2(d)(2)(i), 1.61-2(d)(6)(i). If the participant uses shares of the Company's Common Stock to exercise his nonqualified stock option, the basis of the shares he surrenders carries over to the same number of shares received upon the exercise of the option. Code Sections 1031(d), 1036; Rev. Rul. 80-244, 1980-2 C.B. 234. We believe, although we cannot opine, that, under Code Sections 1031(d), 1036 and 1223, the participant's holding period in the same number of shares will include the participant's holding period in the shares surrendered. Cf., Weir. The basis of any additional shares received is the same as the amount included in his gross income plus any cash the participant pays in connection with the exercise of the option. Treas. Reg. Sections 1.61-2(d)(2)(i), 1.61-2(d)(6)(1); Rev. Rul. 80-244. To the
extent that the shares constitute a capital asset in the hands of a participant, on subsequent disposition of the shares acquired under a nonqualified stock option, the difference between the amount received for the shares and the basis of the shares will be treated as long-term or short-term capital gain or loss, depending on the holding period. Code Sections 1001, 1221, 1222. A discussion of holding periods and the federal income tax treatment of a long-term capital gain is addressed under "Capital Gains Treatment," infra.

Stock Appreciation Rights

          A stock appreciation right is not property within the meaning of Code Section 83 because, unlike an option, it represents nothing more than the Company's promise to pay the participant cash and/or shares of Company Common Stock when the participant elects to exercise the stock appreciation right. See, Treas. Reg. Section 1.83-3(e); e.g., Priv. Ltr. Rul. 8230147, (April 30,
1982). Thus, the granting of a stock appreciation right will not result in taxable income to the participant at the time of grant. When and to the extent that a stock appreciation right is paid in cash, the participant will recognize ordinary income equal to the amount of cash received. See, Code
Section 61; Rev. Rul. 80-300, 1980-2 C.B. 165. When and to the extent that a stock appreciation right is paid in shares of the Company's Common Stock, the participant will recognize taxable income equal to the fair market value of any shares received. Code Section 83(a); see also, Rev. Rul. 80-300.

          When the participant recognizes taxable income as a result of the exercise of a stock appreciation right, the Company will generally be entitled to claim a deduction in the amount of the participant's income inclusion.
Code Sections 404(a)(5), 83(h); e.g., Priv. Ltr. Rul. 8230147, (April 30,
1982). To the extent, however, that the participant's income inclusion is attributable to payment of the stock appreciation right in the form of shares of Company Common Stock, the Company will be able to claim such a deduction only if the participant includes or is deemed to have included the related income in his or her taxable income, as described above. Treas. Reg.
Section 1.83-6.

          To the extent that any shares acquired upon exercise of a stock appreciation right constitute a capital asset in the hands of a participant, on the disposition of any such shares, the difference between the amount received for the shares and the fair market value of the shares as of the exercise of the stock appreciation right will be treated as long-term or short-term capital gain or loss, depending on the holding period. Code Sections 1001, 1221, 1222. A discussion of holding period and the federal income tax treatment of a long-term capital gain is included under "Capital Gains Treatment," infra.

Restricted Stock Awards

          Shares of Company Common Stock granted to a participant pursuant to a restricted stock award will be property subject to taxation under Code
Section 83. The Plan provides that: (1) such shares will be subject to such restrictions as the Committee may determine; (2) these restrictions will generally remain in effect until the participant's death, disability, retirement, completion of a specified period of continued employment, or the occurrence of some other event specified by the Committee; (3) if the participant terminates employment prior to the time that the restrictions lapse, the participant will forfeit any shares subject to the restrictions; and (4) shares subject to restriction are generally not transferable other than by will or the laws of descent and distribution. Consequently, if the restricted stock awards are made pursuant to agreements that are consistent with the terms of the Plan, the shares transferred pursuant to such an award should be considered to be subject to a "substantial risk of forfeiture" within the meaning of Code Section 83. Code Section 83(c)(1); Treas. Reg.
Section 1.83-3(c). Thus, the granting of a restricted stock award or issuance of restricted shares will not result in taxable income to the participant at the time of grant or issuance. Code Section 83(a); Treas. Reg.
Section 1.83-3(c)(4) (Example (1)).

          Instead, the participant will normally recognize ordinary income on the lapse of the restrictions in an amount equal to the fair market value of the shares on the date of lapse. Code Section 83(a). Nevertheless, the participant may elect, within 30 days after issuance of the restricted stock, to treat the fair market value of the restricted stock at issuance as ordinary income, in which case any subsequent appreciation in the value of the shares will not be taxed to the participant on the date of lapse. Code
Section 83(b). On the other hand, the participant will also not be entitled to a deduction at the date of lapse for any portion of the amount included in income as a result of the Section 83(b) election if there is a subsequent decline in the value of the shares or if the participant forfeits the shares. Id. If, however, the stock is a capital asset in the hands of the participant, the participant will be allowed to treat any decline in value or any forfeiture as giving rise to a capital loss. Treas. Reg.
Section 1.83-2(a).

          At the time a participant recognizes income pursuant to a restricted stock award, the Company will be entitled to a corresponding and contemporaneous deduction only if the participant includes or is deemed to have included the related income in his or her taxable income, as described above. Treas. Reg. Section 1.83-6.

          To the extent that the restricted shares are a capital asset in the hands of the participant, on disposition of the shares after restrictions lapse, the difference between the amount received and the fair market value of the shares on the date of lapse (or on the date of issuance if the participant made the election described above) will be treated as long-term or short-term capital gain or loss, depending on the holding period. Code Sections 1001, 1221, 1222. A participant's holding period in the shares will begin just after the restrictions to which they are subject lapse unless he makes an election as noted above, in which case the holding period in his shares will begin just after the date the Company Common Stock is transferred to him.
Code Section 83(f); Treas. Reg. Section 1.83-4(a).

          Amounts equivalent to dividends received by the participant under the restricted stock award and dividends paid on restricted stock received by the participant prior to the lapse of restrictions will be taxable as ordinary income to the participant and a corresponding and contemporaneous deduction should be allowed to the Company unless the participant made the election permitted under Code Section 83(b), as described above. See, Treas. Reg.
Section 1.83-1(a)(1); see, e.g, Priv. Ltr. Rul. 8139032 (June 30, 1981).  If
such an election was made, dividends paid on restricted stock will be taxable as dividends and no corresponding deduction will be allowed. Rev. Rul. 83-22, 1983-1 C.B. 17; see also, Treas. Reg. Section 1.83-2(a).

          The foregoing analysis applies equally to any restricted stock awards and any shares acquired pursuant to such an award, regardless of whether the awards were made under the Plan or as a result of a conversion to restricted stock awards of cash awards made under the Company's Management Incentive Plan II or the Company's Executive Value Sharing Plan.

Incentive Awards, Performance Awards and Dividend Equivalent Rights

          Like a stock appreciation right, incentive awards, performance awards and dividend equivalent rights granted under the Plan represent nothing more than the Company's promise to pay the participant cash and/or shares of Company Common Stock at some point in the future; therefore, at the time of grant, these awards and rights are not property subject to taxation under Code
Section 83. See, Treas. Reg. Section 1.83-3(e). Thus, the granting of such an award or right will not result in taxable income to the participant at the time of grant. When and to the extent that an award or right is paid in cash, the participant will normally recognize ordinary income equal to the amount of cash received. Code Section 61. To the extent that an award or right is paid in shares of the Company's Common Stock, the participant will normally recognize taxable income equal to the fair market value of any shares received as of the later of when the shares are received or when the shares cease to be subject to a substantial risk of forfeiture. Code Section 83(a). Generally, shares acquired pursuant to an incentive award, a performance award or a dividend equivalent right are not subject to a substantial risk of forfeiture for purposes of Code Section 83. Nevertheless, such shares will be considered to be subject to a substantial risk of forfeiture so long as sale of the shares could subject the participant to suit under the provisions of Section 16(b) of the Act. Under the Plan, a sale can subject a participant to suit under Section 16(b) of the Act only in limited circumstances. <F5> In the event a participant sells in such circumstances, the participant may nevertheless be taxed on the date of exercise if the participant makes the election permitted under Code Section 83(b). Code Section 83(c)(3). <F6> On the other hand, the participant will not be entitled to a deduction (upon the lapse of the restrictions of Section 16(b) of the Act) for any portion of the amount included in income as a result of this election if there is a subsequent decline in the value of the shares. Id. If the stock is a capital asset in the hands of the participant, however, the participant will be allowed to treat the decline in value as giving rise to a capital loss.
Treas. Reg. Section 1.83-2(a).

          When the participant recognizes taxable income as a result of the payment of an incentive award, a performance award or a dividend equivalent right, the Company will generally be entitled to claim a deduction in the amount of the participant's income inclusion. Code Sections 404(a)(5), 83(h). To the extent, however, that the participant's income inclusion is attributable to payment of the award or right in the form of shares of Company Common Stock, the Company will be able to claim such a deduction only if the participant includes or is deemed to have included the related income in his or her taxable income, as described above. Treas. Reg. Section 1.83-6.

          To the extent that any shares acquired upon payment of an award or right constitute a capital asset in the hands of a participant, on the disposition of any such shares, the difference between the amount received for the shares and the fair market value of the shares as of the exercise of the stock appreciation right will be treated as long-term or short-term capital gain or loss, depending on the holding period. Code Sections 1001, 1221, 1222. A discussion of holding period and the federal income tax treatment of a long-term capital gain is included under "Capital Gains Treatment," infra.

          The foregoing analysis applies to any shares acquired pursuant to performance awards regardless of whether the awards were made under the Plan or as a result of a conversion to performance awards of cash awards made under the Company's Executive Value Sharing Plan.

Capital Gains Treatment

          Gain or loss from the sale or exchange of property will be treated as long-term capital gain or loss if that property is deemed to have been held for more than one year. Code Section 1222(3). Any gain or loss other than long-term capital gain or loss will be treated as short-term capital gain or loss. Code Section 1222(1).

          Generally, the holding period of shares acquired pursuant to the exercise of an incentive stock option, nonqualified stock option or stock appreciation right begins on the date immediately following the date the shares are acquired by exercising the option or right. Weir; Frederick v. United States, 68-1 USTC Paragraph 9195 (E.D. Mich. 1968). In certain circumstances, however, as discussed above, the holding period of stock acquired pursuant to the exercise of an option using existing shares of the Company's Common Stock includes the holding period of the existing shares.
The holding period of shares acquired pursuant to a restricted stock award, an incentive award, a performance award or a dividend equivalent right begins on the date following the date of acquisition, if the stock is transferred to the participant without restriction or if it is transferred with restrictions and the participant makes an election under Code Section 83(b). Rev. Rul 70-598, 1970-2 C.B. 168; Treas. Reg. Section 1.83-4(a). If, however, such shares are transferred with restrictions and the participant does not make a
Section 83(b) election, the holding period begins on the date following the date on which the restrictions lapse. Treas. Reg. Section 1.83-4(a).

          For net capital gains recognized by individuals, the Code imposes a preferential maximum tax rate of 28% (as compared with a 39.6% maximum tax rate on ordinary income).

                               *     *     *

          We are rendering no opinion as to the tax consequences of those provisions of the Plan which relate to United Kingdom participants. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement.

                              Very truly yours,



                              Sutherland, Asbill & Brennan


                              By:  /s/ Carol A. Weiser

<F1>  Note, however, that the tax treatment accorded to incentive stock options under Code Section 421 only applies with respect to optionees who are "employees" of the corporation granting the option (or a related corporation). Treas. Reg. Section 1.421-7(h). The following discussion of the tax treatment of grantees of incentive stock options applies only to those participants in the Plan who are "employees" (as that term is defined in Code Section 3401(c) and the regulations promulgated thereunder) of the Company or one of its subsidiaries at the time of the granting and exercise of an incentive stock option. We are rendering no opinion as to the status of any individual holding an agent's or broker's contract with a subsidiary of the Company as an "employee." The tax treatment of options granted to or exercised by non-employees is addressed under "Nonqualified Stock Options" below.

<F2>  For purposes of determining whether shares acquired pursuant to the exercise of an incentive stock option have been disposed of before the expiration of the required period, the term "disposition" includes a sale, exchange, gift or transfer of legal title of the shares, but does not include a transfer from a decedent to an estate, a transfer by bequest or inheritance, a pledge or hypothecation, or certain exchanges in connection with a corporate reorganization. Code Section 424(c).

<F3>  The Internal Revenue Service reached this result in the context of the exercise of a nonqualified stock option using shares of stock acquired through the prior exercise of a qualified stock option. Rev. Rul. 80-244, 1980-2 C.B.
234. A qualified option (which is no longer recognized under the Code) is substantially similar to an incentive stock option (compare prior version of Code Section 422 with the current version of that section). In addition, Prop. Treas. Reg. Section 1.422A-2(i) indicates that the nonrecognition treatment of Code Section 1036 and the basis substitution provided for under Code Section 1031(d) apply in the case of an exercise of an incentive stock option. Nevertheless, until 1992, the Internal Revenue Service had an explicit policy of not ruling on whether the holding of Rev. Rul. 80-244 applies to incentive stock options. Rev. Proc. 91-3, 1991-1 C.B. 364. This no-ruling policy does not appear in any revenue procedure subsequent to Rev. Proc. 91-3, but, because we are unaware of any ruling subsequent to that time addressing the issue, we believe the issue is not free from doubt.

<F4>  If a dividend equivalent is reinvested in additional dividend equivalent rights, the participant will recognize no taxable income at that time.

<F5>  In accordance with Rule 16b-3, because the Plan is administered by at least two disinterested directors, the grant of an option, a stock appreciation right, a restricted stock award, an incentive award or a performance award to a participant subject to Section 16(b) (i.e., participants who are policy making officers, directors or 10% beneficial owners of the Company) will be deemed, for purposes of Section 16(b), to be a purchase of the shares that underlie the option or award unless at least six months have elapsed from the date the option or award was granted to the date of the disposition of shares of Common Stock that underlie the option award or award. Failure to comply with this holding period requirement will result in a grant of options or awards under the Plan being deemed a "purchase" of the underlying Common Stock for Section 16(b) purposes, which can be matched with any sale of Common Stock (including, but not limited to, a sale of the Common Stock obtained by exercising the option or pursuant to the award) within the preceding or succeeding six-month period to determine whether a participant is liable to the Company for any profits derived from the purchase and sale of Common Stock.

   Therefore, if at least six months have elapsed between the date of an award under the Plan and the disposition of the underlying Common Stock, no purchase of Common Stock would be deemed to have occurred under Section 16(b) for purposes of determining whether a participant is liable to the Company for any profits derived from the purchase and sale of Common Stock. The Plan contains provisions that effectively prohibit the disposition of stock acquired pursuant to a stock option, a stock appreciation right or a restricted stock award for at least six months from the date of grant, thereby making it impossible for a participant to be subject to suit under Section 16(b) in connection with the grant of a stock option, a stock appreciation right or a restricted stock award. No similar provisions are set forth in the Plan with respect to incentive awards, performance awards or dividend equivalent rights. Thus, taxation will be delayed beyond the date of payment of the award or right, but only until the expiration of six months from the date of the grant of the award or right.

<F6>  As noted above, under Code Section 83(b), a participant may elect, within 30 days after receipt of property subject to taxation under Code
Section 83, to treat the fair market value (determined as of the date received) of the stock received pursuant to the award or right as ordinary income.